Exhibit 99.1

                            For Immediate Release
                      For Further Information, Contact:
               Brian Arsenault, SVP, Corporate Communications
                               207 761-8517


            Banknorth to Close on Bancorp Connecticut August 31

Portland, Maine, August 15, 2002 -- Banknorth Group, Inc. (NASDAQ: BKNG), announced today that it will finalize its acquisition of Bancorp Connecticut, Inc. (NASDAQ: BKCT) on August 31, 2002. The shareholders of Bancorp Connecticut, parent company of Southington Savings Bank (SSB), approved the transaction at its annual meeting held today. All necessary regulatory approvals were received prior to today's shareholder vote.

Bancorp Connecticut shareholders will receive $28 in cash for each share of Bancorp Connecticut common stock they own just before the acquisition. The transaction is valued at $157 million, taking into account outstanding stock options of Bancorp Connecticut. With $671 million in total assets at June 30, 2002, the Bancorp Connecticut acquisition will more than double Banknorth's asset size in the state to over $1 billion.

SSB has seven banking offices: four in Southington and one each in Kensington, Wallingford and Cheshire. Banknorth, N.A., the banking subsidiary of Banknorth Group, currently does business in Connecticut as Banknorth Connecticut with six full service banking offices and two drive-up facilities in six Connecticut communities. SSB will become part of Bancorp Connecticut and operate under that name.

"As I said when we announced our intentions to acquire SSB, this is a natural extension of our Connecticut presence and adds some great communities to our community banking network," said William J. Ryan, Banknorth Chairman, President and Chief Executive Officer. "We are also well positioned for further growth in Connecticut."

The transaction is valued at 255% of Bancorp Connecticut book value per share at December 31, 2001 and 16.1 times analysts' consensus estimated earnings per share of Bancorp Connecticut for 2002.

Banknorth Group, Inc., headquartered in Portland, Maine, is one of the country's 35 largest commercial banking companies with total assets of $21.3 billion at June 30, 2002. The Company's banking subsidiary, Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Vermont, New York, and Connecticut, as well as Massachusetts.

The Company also operates divisions and subsidiaries in insurance, money management, investment planning and leasing. Other subsidiaries and divisions provide services in mortgage banking, government banking, asset based lending, private banking, merchant services and other financial services.



























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